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                                                                    EXHIBIT 11.1

                             ASPEC TECHNOLOGY, INC.
                               ------------------
                      COMPUTATION OF NET INCOME PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



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
                                                                            THREE MONTHS ENDED
                                             YEARS ENDED NOVEMBER 30,   ---------------------------
                                             ------------------------   FEBRUARY 29,   FEBRUARY 28,
                                              1994     1995     1996        1996           1997
                                             ------   ------   ------   ------------   ------------
Net income.................................    $830     $879   $2,617        $282         $1,145
Accretion of redeemable preferred stock....      --       --      392          --            202
                                             ------   ------   ------      ------         ------
Income attributable to common
  stockholders.............................    $830     $879   $2,225        $282           $943
                                             ======   ======   ======      ======         ======
Weighted average common shares
  outstanding..............................  18,460   18,912   21,915      18,929         22,720
Weighted average common share equivalents
  related to stock purchase rights and
  options..................................     993    1,242      695       1,722             --
Common shares issued, purchase rights and
  stock options granted (using the treasury
  stock method assuming an initial public
  offering price of $9.00) between March
  1996 and the initial public offering
  included pursuant to Securities and
  Exchange Commission rules................   6,080    6,080    3,224       6,080            436
                                             ------   ------   ------      ------         ------
Shares used in per share computation.......  25,534   26,234   25,834      26,731         23,156
                                             ======   ======   ======      ======         ======
Net income per share.......................   $0.03    $0.03    $0.09       $0.01          $0.04
                                             ======   ======   ======      ======         ======
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